Exhibit 10.3

FORM OF BASE RESTRICTED STOCK UNIT AWARD AGREEMENT

PURSUANT TO THE

BATTALION OIL CORPORATION
2020 LONG-TERM INCENTIVE PLAN

[GRANTED UNDER 2020 MANAGEMENT INCENTIVE PLAN]

Employee:
Date of Grant:
Number of Restricted Stock Units Granted:

THIS BASE RESTRICTED STOCK UNIT AWARD AGREEMENT (this “Award Agreement”), dated as of the Date of Grant specified above, is made between BATTALION OIL CORPORATION, a Delaware corporation (the “Company”), and the employee specified above (the “Participant”). Capitalized terms not defined herein shall have the meaning ascribed to them in the Battalion Oil Corporation 2020 Long-Term Incentive Plan, as it may be amended from time to time (the “Plan”).

WHEREAS, pursuant to the 2020 Management Incentive Plan approved by the Board, the Company desires to grant Restricted Stock Units to the Participant pursuant to the terms of this Award Agreement and the Plan.

NOW THEREFORE, in consideration of the mutual agreements and other matters set forth herein and in the Plan, the Company and the Participant hereby agree as follows:

1.                                      Grant. On the Date of Grant, the Company hereby grants to the Participant the number of Restricted Stock Units specified above, pursuant to Article VII of the Plan (the “Awarded RSUs”). Each of the Awarded RSUs may be converted into one share of Common Stock, subject to the terms of the Plan and this Award Agreement. The Awarded RSUs have been granted to the Participant in addition to, and not in lieu of, any other form of compensation otherwise payable or to be paid to the Participant.

2.                                      Subject to Plan. This Agreement is subject to the terms and conditions of the Plan, and the terms of the Plan shall control; provided, however, in the event of a conflict or inconsistency between the discretionary terms and provisions of the Plan and the provisions of this Award Agreement, this Award Agreement shall control. Unless otherwise expressly provided in this Award Agreement, provisions of the Plan that confer discretionary authority on the Committee or the Board shall be limited as set forth in the Plan and do not (and shall not be deemed to) create any rights in the Participant unless such rights are expressly set forth herein or are conferred by appropriate action of the Committee or Board under the Plan after the date hereof. This Agreement is subject to any rules promulgated pursuant to the Plan by the Committee, subject to Board approval, and communicated to the Participant in writing.

3.                                      Vesting. The Awarded RSUs shall vest as follows:

(a)                                 General Rule — Vesting Schedule. The Awarded RSUs shall vest pursuant to the following vesting schedule, but only if the Participant remains continuously employed by the Company through the applicable vesting date:

Vesting Date	Percentage of Awarded RSUs Vested at Vesting Date
First anniversary of Date of Grant	25%
Second anniversary of Date of Grant	25% (for a total of 50%)
Third anniversary of Date of Grant	25% (for a total of 75%)
Fourth anniversary of Date of Grant	25% (for a total of 100%)

If the application of the vesting percentages above results in the vesting of a fractional amount of the Awarded RSUs, the number of Awarded RSUs vested shall be rounded down to the nearest whole number, with any fractional share resulting from such rounding vesting on the fourth anniversary of the Date of Grant.

(b)                                 Acceleration of Vesting upon Termination due to Death or Disability — Full Vesting. If the Participant’s employment with the Company terminates due to one of the following events prior to the Awarded RSUs becoming fully vested pursuant to Subsection (a) or Subsection (c), the Awarded RSUs shall become fully vested immediately prior to the Participant’s termination of employment, if the Participant had remained continuously employed by the Company until that event:

(i)                                     The death of the Participant; or

(ii)                                  The Disability of the Participant.

(c)                                  Acceleration of Vesting due to Change of Control Event or Transactions — Full Vesting. If one or more of the following events occurs prior to the Awarded RSUs becoming fully vested pursuant to Subsection (a) or Subsection (b), and if the Participant remains continuously employed by the Company until the first such event occurs, the Awarded RSUs shall become fully vested on the date such event occurs:

(i)                                     A Change of Control Event;

(ii)                                  The completion by the Company of one or more merger or acquisition transactions totaling $100,000,000 or more in aggregate market capitalization value; or

(iii)                               The completion by the Company of a merger transaction with any of the following companies: [Company A], [Company B], or [Company C].

(d)                                 Acceleration of Vesting if Change of Control Event or Transaction Occurs after Termination Without Cause — Full Vesting. Notwithstanding anything else herein, if, prior to the date of the Participant’s termination of employment without “Cause” (as defined below), the Company enters into a binding agreement to consummate one or more of the transactions specified in Section 3(c)(i), (c)(ii), or (c)(iii), and if the Participant had remained continuously employed by the Company until the date of such termination, the Awarded RSUs shall become fully vested on the date the first such transaction closes. For purposes of this Award Agreement, “Cause” means one or more of the following: (i) the willful failure by the Participant to perform the Participant’s duties in any material respect as required hereunder (other than any such failure resulting from the Participant’s incapacity due to physical or mental illness or disability) or the commission by the Participant of an act of willful misconduct in any material respect with respect to the Company; (ii) the engaging by the Participant in conduct which is demonstrably and materially injurious to the Company and/or any Affiliated Entity; (iii) the willful engaging, or failure to engage, by the

Participant in conduct which is in material violation of any of the Company’s written policies and procedures; (iv) the Participant’s breach of duty (other than inadvertent acts or omissions) involving fraud, dishonesty, disloyalty, or a conflict of interest; (v) the Participant’s failure to cooperate with any investigation or inquiry authorized by the Company or an Affiliated Entity or conducted by a governmental authority related to the Company’s or an Affiliated Entity’s business or the Participant’s conduct; or (vi) the Participant’s conviction of, or entry of a plea agreement or consent decree or similar arrangement with respect to, any felony, any crime involving deceit, fraud, perjury or embezzlement, or any violation of federal or state securities laws. For purposes of a “Cause” determination, no act, or failure to act, shall be deemed “willful” unless done, or omitted to be done, by the Participant not in good faith and without reasonable belief that the Participant’s action or omission was in the best interest of the Company. With respect to elements (i) through (v) above, the Company shall provide the Participant with thirty (30) days to cure such failure or conduct following written notice of the specific facts and circumstances that are deemed to constitute Cause, unless such failure or conduct is not reasonably capable of being cured.

(e)                                  Forfeiture. Subject to Subsection (b) and Subsection (d), upon termination of the Participant’s employment for any reason, any unvested Awarded RSUs shall be immediately forfeited and all of the Participant’s rights with respect to the forfeited Awarded RSUs shall cease and terminate, without any further obligations on the part of the Company.

4.                                      Settlement of Awarded RSUs; Delivery of Common Stock. Subject to the satisfaction of any applicable provisions of this Award Agreement, when any Awarded RSUs vest pursuant to Section 3 herein, the Company shall as soon as practicable (and in all events not later than two and one-half (2 ½) months after the applicable vesting date) cause to be issued and delivered to the Participant one share of Common Stock in payment and settlement of each of the vested Awarded RSUs. Delivery of the Common Stock shall be effected by the electronic delivery of the Common Stock to a brokerage account designated by the Participant or by book-entry registration of such Common Stock with the Company’s transfer agent (with no physical certificate issued to the Participant) and shall be subject to the tax withholding provisions of Section 14.3 of the Plan and compliance with all applicable legal requirements as provided in the Plan, and shall be in complete satisfaction and settlement of such vested Awarded RSUs. If the Company so elects, its obligation to deliver shares of Common Stock pursuant to this Agreement shall be conditioned upon its receipt from Participant or other permitted recipient of an executed investment letter, in form and content satisfactory to the Company and its legal counsel, evidencing the investment intent of such person and such other matters as the Company may reasonably require. If the Company so elects, the certificate or certificates representing the shares of Common Stock issued hereunder shall bear a legend to reflect any restrictions on transferability.

5.                                      Stockholder Rights. The Participant will have no rights as a stockholder with respect to any shares of Common Stock covered by this Award Agreement, no dividend rights, and no voting rights with respect to the Awarded RSUs or any shares of Common Stock underlying or issuable in respect of such Awarded RSUs until such shares of Common Stock are actually issued to and held of record by the Participant. No adjustments will be made for dividends or other rights of a holder for which the record date is prior to the date of issuance of the stock certificate or book entry evidencing such shares.

6.                                      Non-Transferability. Except as provided in Section 14.2 of the Plan, the Awarded RSUs and any interest therein or shares of Common Stock payable in respect thereof shall not be sold, assigned, transferred, pledged or otherwise disposed of, alienated or encumbered, either voluntarily or involuntarily.

7.                                      Compliance with Applicable Law. Notwithstanding any provision of this Award Agreement to the contrary and subject to Section 14.5 of the Plan, the Participant agrees that the issuance of Common Stock hereunder will be subject to compliance with all requirements of applicable law with respect to such securities and with the requirements of any stock exchange or market system upon which the Common Stock may then be listed. As a condition to any issuance of Common Stock hereunder, the Company may require the Participant to satisfy any requirements that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or warranty with respect to such compliance as may be requested by the Company.

8.                                      Representations and Warranties of Participant. The Participant represents and warrants to the Company as follows:

(a)                                 The Participant has received a copy of the Plan and has read and understands the terms of the Plan and this Award Agreement, and agrees to be bound by their terms and conditions. The Participant acknowledges that there may be adverse tax consequences upon the granting of the Awarded RSUs, vesting of the Awarded RSUs, or disposition of the Awarded RSUs once vested, and that the Participant should consult a tax adviser prior to such time.

(b)                                 The Participant agrees to sign such additional documentation as may reasonably be required from time to time by the Company in connection with this Award Agreement.

9.                                      Data Privacy. By participating in the Plan, the Participant acknowledges and consents to the collection, use, processing, and transfer of personal data as described in this Section 9. The Company, its Subsidiaries, and their Affiliated Entities hold certain personal information about the Participant, including the Participant’s name, home address and telephone number, email address, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares of Common Stock held in the Company, details of all Awarded RSUs or any other entitlement to shares of Common Stock or equivalent benefits awarded, canceled, purchased, vested, unvested or outstanding in the Participant’s favor, for the purpose of managing and administering the Plan (“Data”). The Company and its related entities may transfer Data amongst themselves as necessary for the purpose of implementation, administration, and management of the Participant’s participation in the Plan, and the Company, its Subsidiaries, and their Affiliated Entities may each further transfer Data to any third parties assisting the Company, any of its Subsidiaries, and any of their Affiliated Entities in the implementation, administration, and management of the Plan. The Participant acknowledges that the transferors and transferees of such Data may be located anywhere in the world and hereby authorizes each of them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering, and managing the Participant’s participation in the Plan, including any transfer of such Data as may be required for the administration of the Plan and the subsequent holding of shares of Common Stock on the Participant’s behalf to a broker or to another third party with whom the Participant may elect to deposit any shares of Common Stock acquired under the Plan.

10.                               Binding Effect. This Agreement shall be binding upon and inure to the benefit of any successors to the Company and all persons lawfully claiming under the Participant.

11.                               Notices. All notices between the parties hereto shall be in writing and shall be deemed sufficiently given if either hand delivered or if sent by electronic delivery, overnight courier, or by postage paid first-class mail. Notices shall be directed, if to Participant, at the Participant’s address as contained in the Company’s records, or if to the Company, addressed to its Senior Vice President, Human Resources & Administration, at the principal executive offices of the Company.

12.                               Modification. Pursuant to Section 14.4 of the Plan and subject to the restrictions specified therein, the Board may unilaterally amend this Award Agreement, whether or not the Awarded RSUs are vested, to the extent it deems appropriate; provided, however, amendments that are adverse to the

Participant require the consent of the Participant or the Participant’s successors and permitted assigns. Amendments to this Award Agreement must be in writing.

13.                               Severance of Terms. If any provision of this Award Agreement is or may be held by a court or arbitrator of competent jurisdiction to be invalid, void, or unenforceable to any extent, the validity of the remaining parts, terms, or provisions of this Award Agreement shall not be affected thereby, and such illegal or invalid part, term, or provision shall be deemed not to be part of this Award Agreement. The remaining provisions shall nevertheless survive and continue in full force and effect without being invalidated in any way.

14.                               Entire Agreement. This Agreement sets forth the entire understanding between the parties with respect to the subject matter hereof and supersedes and replaces all prior communications, understandings and agreements between the parties, whether written or oral, express or implied, relating to the subject matter hereof.

15.                               Limitation on the Participant’s Rights. Participation in the Plan confers no rights or interests other than as herein provided. This Award Agreement creates only a contractual obligation on the part of the Company as to amounts payable and shall not be construed as creating a trust. Neither the Plan nor any underlying program, in and of itself, has any assets. The Participant shall have only the rights of a general unsecured creditor of the Company with respect to amounts credited and benefits payable, if any, with respect to the Awarded RSUs, and rights no greater than the right to receive the Common Stock as a general unsecured creditor with respect to Awarded RSUs, as and when payable hereunder.

16.                               State Law. This Agreement is made within the State of Texas. Therefore, except where preempted by federal law, this Award Agreement shall in all respects be interpreted, enforced, and governed under the laws of the State of Texas and shall in all cases be construed as a whole (according to its fair meaning, and not strictly for or against any of the parties). Subject to the terms of any arbitration agreement between the Company and the Participant, any action seeking interpretation or enforcement of its terms may be maintained only in the state courts of Harris County, Texas without regard to where the cause of action arose.

17.                               Counterparts. This Agreement may be executed in counterparts, each of which shall be construed as an original for all purposes, but all of which taken together shall constitute one and the same Agreement.

18.                               Incorporation of Recitals. All recitals included in the introductory portion of this Award Agreement are incorporated into the terms hereof by this reference.

19.                               Titles. The titles of Sections, Subsections, and Paragraphs in this Award Agreement are placed herein for convenience of reference only, and this Award Agreement is not to be construed by reference thereto.

20.                               No Contract of Employment. Nothing contained herein shall be construed to constitute a contract of employment between the Company and the Participant. Nothing contained herein shall be deemed to give the Participant the right to be retained in the employ of the Company, to be rehired by the Company, or to interfere with the right of the Company to discharge the Participant at any time without regard to the effect such discharge might have on the Participant’s right to receive benefits under this Award Agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Award Agreement to be executed on the dates written below.

“COMPANY”

BATTALION OIL CORPORATION

By:
Signature	Date

Name (printed)

Title

“PARTICIPANT”

[EMPLOYEE NAME]	Date